EXHIBIT 10.10

WEST PHARMACEUTICAL SERVICES, INC.

NON-QUALIFIED DEFERRED COMPENSATION PLAN
FOR DESIGNATED EMPLOYEES

(Amended and Restated Effective as of December 1, 2018, except as otherwise noted herein or required by applicable law)

PLAN DOCUMENT

THE WEST PHARMACEUTICAL SERVICES, INC.
NON-QUALIFIED DEFERRED COMPENSATION
PLAN FOR DESIGNATED EMPLOYEES
(Amended and Restated Effective December 1, 2018)
West Pharmaceutical Services, Inc. (the “Company”) hereby adopts this West Pharmaceutical Services, Inc. Non-Qualified Deferred Compensation Plan For Designated Employees (the “Plan”), as amended and restated effective December 1, 2018, except as otherwise noted herein, to permit eligible employees of the Company to defer receipt of a specified portion of their cash and equity-based compensation:
1.    Eligible Employees. Employees of the Company or participating subsidiaries (as designated by the Company’s Senior Vice President and Chief Human Resources Officer) are eligible to make the elections set forth in this Plan if they are: (a) employed in the United States by the Company or a designated subsidiary and are expected to earn an annual Base Salary (as defined below) of $150,000 or more, as determined in the sole discretion of the Compensation Committee, or (b) any other employee of the Company or its subsidiaries who is designated by the Compensation Committee as eligible to participate in the Plan (each an “Eligible Employee”). An Eligible Employee who at any time makes a valid deferral election under the Plan is a “Participant.”
2.    Deferrable Compensation. An Eligible Employee may separately elect, in the form and manner determined by the Committee, to defer cash or stock compensation as follows:
(a)any whole percentage of his or her annual aggregate base salary paid by the Company for services rendered exclusive of any additional allowances, payments or non-cash benefits (“Base Salary”);
(b) any whole percentage of his or her annual bonus (“Bonus”) earned and payable under the Company’s Annual Incentive Plan (“Annual Incentive Plan”), or any successor plan thereto, whether payable in cash or stock issued under the 2004 Stock-Based Compensation Plan, the 2007 Omnibus Incentive Compensation Plan, the 2011 Omnibus Incentive Compensation Plan, the 2016 Omnibus Incentive Compensation Plan and/or any successor plan(s) (collectively, the “Omnibus Plans”) or;
(c) effective June 1, 2007, any whole number of shares of deferred stock (including Performance-Vesting Restricted Stock and Performance-Vesting Stock Units, as applicable) (“PV Stock”) awarded under the Company’s Long-Term Incentive Plan (the “LTIP”), the Omnibus Plans, and/or any successor plan(s) thereto, to the extent such PV Stock is earned under the applicable plan.
(d)any who percentage of his or her other compensation that is not otherwise described by the foregoing provisions, but only to the extent specifically designated by the Committee as eligible for deferral, and subject to all terms and conditions as the Committee may establish in order to defer any such other compensation (“Other Designated Compensation”).
3.     Elections to Defer.
(a)    Base Salary or Other Designated Compensation. An Eligible Employee who wants to defer payment of any portion of his or her Base Salary or Other Designated Compensation in any calendar year must notify the Compensation Committee or its delegate in writing on or before December 31 of the prior year (or such earlier time as may be required under Code Section 409A and as designated by the Committee), stating the amount of his or her Base Salary or Other Designated Compensation to be deferred. This election becomes irrevocable on December 31 of such prior year; provided, however, that the Committee may designate such other time and manner for deferral of Other Designated Compensation that is not inconsistent with the rules under Code Section 409A.
(b)    Bonus Elections.
(i)    An Eligible Employee who wants to defer payment of any portion of his or her Bonus in any calendar year shall notify the Compensation Committee or its delegate in writing on or before June 30 of the year prior to the year the Bonus would otherwise be paid. The election must state the amount of a Participant’s Bonus which is to be deferred, and the election is irrevocable as of such June 30.

(ii)    For Bonuses paid with respect to services rendered and performance achieved before January 1, 2019, a Participant who is designated by the Committee as an officer (“Officer”) and who has elected to defer any portion of his or her Bonus, shall be permitted at the time of his or her election to designate that a portion of such Bonus will be deemed to be invested in common stock of the Company (“Common Stock”) and ultimately distributable in Common Stock in accordance with Section 8(g)(ii). The portion of such Participant’s Bonus so designated will be referred to as “Deferred Bonus Stock.” The portion of the Participant’s Bonus deferred hereunder that is not so designated shall be referred to as the “Deferred Cash Bonus.” No Participants, including Officers, are eligible to designate any portion of such Participant’s Bonus as Deferred Bonus Stock with respect to Bonuses paid for services rendered or performance achieved on or after January 1, 2019.
(c)    PV Stock. An Eligible Employee who wants to defer payment of any portion of his or her PV Stock in any calendar year must notify the Compensation Committee or its delegate in writing on or before June 30 of the final (or, as applicable, only) year of any performance-based vesting period applicable to such PV Stock, stating the amount of his or her PV Stock which shall be deferred. This election is irrevocable on such June 30.
(d)     Special Rules for New-Hires.
(i) Base Salary. Notwithstanding Section 3(a) above, if a newly Eligible Employee is hired by the Company during a calendar year, such Participant may elect to participate in the Plan by notifying the Compensation Committee or its delegate in writing within the first 30 days after commencing employment or becoming eligible, stating the amount of his or her Base Salary to be deferred. Such election shall be effective on the first day of the payroll period following the end of such 30-day period and shall apply only with respect to Base Salary earned after the effective date of such election. An election so made shall be irrevocable on the first day of the applicable payroll period.
(ii) Bonuses and PV Stock. Section 3(c) shall not apply to elections to defer Bonuses or PV Stock in the year a Participant is hired (or first becomes eligible to participate). A newly-hired (or newly-eligible) employee is not eligible to defer Bonuses or PV Stock until the calendar year following the calendar year in which such Participant is hired.
(e) Revocation for Unforeseeable Emergency or Disability. If a Participant has an Unforeseeable Emergency as described in Section 8(d) or incurs a Disability as defined in Section 409A, then such Participant may make a request in writing to the Compensation Committee or its delegate to suspend any elections to make any deferrals to the Plan during the year such Unforeseeable Emergency or Disability is incurred. Upon approval by the Compensation Committee or its delegate, such contributions shall cease immediately.
4.    Matching Contributions.
(a)    Base Salary. For years prior to 2007, the Company will contribute to the Plan an amount equal to 50% of the first 6% of Base Salary that a Participant elects to defer on a pre-tax basis. Matching contributions under this Section 4(a) (“Pre-2007 Base Salary Matching Contributions”) shall not be made for deferrals of Base Salary in excess of 6% or any portion of a Bonus or PV Stock deferred by a Participant.
(b)    Deferred Incentive Shares. The Company shall make a matching contribution (“Deferred Incentive Shares”) equal to 25% of the aggregate fair market value of the Deferred Bonus Stock that a Participant elects to defer. Fair market value shall be measured as of the date such Deferred Bonus Stock would otherwise be paid to such Participant. For the avoidance of doubt, (i) only Officers shall be eligible to elect to defer Deferred Bonus Stock and any related Deferred Incentive Shares matching contribution on and after January 1, 2016, and (ii) no Participants shall be eligible to earn any additional Deferred Incentive Shares (other than through crediting of Dividend Equivalents for previously Deferred Bonus Stock) for services rendered or performance achieved on or after January 1, 2019.

(c)    401(k) Plan True-up. Effective for calendar years beginning on or after January 1, 2007 and ending on December 31, 2018,
(i)With respect to any Participant who earns Base Salary in excess of Section 401(a)(17) of the Internal Revenue Code of 1986, as amended (the “Code”), except as provided in Sections 4(c)(ii), the Company will make matching contributions (“2007-18 Base Salary Matching Contributions”) equal to 100% of the Participant’s Base Salary deferred on a pre-tax basis and remaining to such Participant’s Account plus amounts deferred under the West Pharmaceutical Services, Inc. 401(k) Plan (the “401(k) Plan”) on a pre-tax basis only (not inclusive of after-tax or Roth 401(k) contributions), if applicable, up to 3% of such Participant’s total annual Base Salary and 50% of the Participant’s Base Salary deferred in excess of 3%, but no greater than 5%, of such Participant’s total annual Base Salary deferred. Such matching contributions shall be calculated without regard to Section 401(a)(17) of the Code. The total amount of matching contributions made for the Participant with respect to a calendar year (including a “true up” contributions) under the 401(k) Plan whether on pre-tax or after-tax contributions (or in accordance with Section 8 hereof), if any, shall be deducted from the 2007-18 Base Salary Matching Contributions made hereunder. 2007-18 Base Salary Matching Contributions under this Section 4(c) shall not be made for deferrals of Base Salary in excess of 5% of a Participant’s total annual Base Salary. Notwithstanding the foregoing, for purposes of this Section 4(c)(i), Base Salary shall mean Base Salary and Other Designated Compensation (to the extent so designated by the Committee in accordance with the Plan).
(ii)Notwithstanding Section 4(c)(i), on or before December 31, 2018, a Participant may elect to opt out of being credited with any 2007-18 Base Salary Matching Contributions, and, such Participant will only be credited with matching contributions under the 401(k) Plan, if applicable.
(iii) No contributions shall be made under this section with respect to contributions made to the 401(k) plan on or after January 1, 2019.
5.    Other Contributions.
(a)    Effective October 1, 2014, the Company may credit any Eligible Employee’s account with a contribution of any amount determined in its discretion (“Discretionary Contributions”).
(b)    The Company shall enter into a written arrangement with the Eligible Employee (“Discretionary Contribution Agreement”) detailing the material terms of such Discretionary Contribution, including the vesting schedule, distribution options and investment options available. Any elections applicable to the distribution of such Discretionary Contributions shall comply with Section 409A of the Code and the other rules set forth in the Plan.
(c)    Effective for the year beginning January 1, 2017, with respect to any Eligible Employee who is first hired by the Company on or after January 1, 2017 or any Eligible Employee employed by Tech Group North America, Inc., Tech Group Grand Rapids, Inc., or West Pharmaceutical Services Delaware Acquisition, Inc. (the “Group”), in each case, who earns Base Salary and Other Designated Compensation for such year in excess of the limits in Section 401(a)(17) of the Code (“Excess Compensation”), the Company will make a non-elective contribution (“NEC”) equal to 1% of such Participant’s Excess Compensation for such year; and effective for the year beginning on January 1, 2018, with respect to any Eligible Employee who is first hired by the Company on or after January 1, 2017 or any Eligible Employee employed by the Group, in each case, who earns Excess Compensation for such year, the Company will make a NEC equal to 2% of such Participant’s Excess Compensation for such year. Effective for each year beginning on and after January 1, 2019, with respect to each Eligible Employee who earns Excess Compensation for such year, the Company will make a NEC equal to 3% of such Participant’s Excess Compensation for such year. Such NEC shall be calculated without regard to Section 401(a)(17) of the Code.
(i)    Notwithstanding anything herein to the contrary, any NEC hereunder shall be allocated to such Eligible Employee only if such Eligible Employee was (a) employed by the Company or the applicable participating subsidiary on the last day of the year to which the NEC relates, (b) terminates employment due to death or a disability (as defined in the 401(k) Plan) during such year, (c) dies or becomes disabled while on qualified military service (as defined in the 401(k) Plan) during such year or (d) terminates employment during the year after attaining age 55 with 10 years of service.
(ii)    An Eligible Employee who has been allocated NEC amounts under an Account shall be considered a Participant with respect to any such NEC amounts.
6.    Investment of Deferred Compensation Accounts.
(a)    The Company shall establish separate bookkeeping accounts (each part of a Participant’s “Account”) as set forth in this Section 6. Such Accounts will be maintained on the books of the Company and will be used solely to calculate the amount payable to each Participant and shall not constitute separate funds of assets. Amounts will be credited to such Accounts as of the date such amounts would have been distributed or paid to a Participant but for an election to defer such amounts hereunder. If a Bonus or share of Deferred PV Stock is not earned under the Annual Incentive Plan or the LTIP, or any successor plan(s) thereto, as applicable, no amount shall be credited to a Participant’s Accounts.
(b)    A Participant’s Base Salary and Other Designated Compensation deferred pursuant to Section 3(a) plus his or her Deferred Cash Bonus shall be allocated to his or her “Cash Deferral Account” as of the last day of the payroll period to which it relates.
(c)    Pre-2007 Base Salary Matching Contributions made pursuant to Section 4(a) on or before March 31, 2000 shall be allocated to a Participant’s “Participant-Directed Matching Contribution Account” as of the last day of the payroll period to which they relate.
(d)    Pre-2007 Base Salary Matching Contributions made pursuant to Section 4(a) on or after April 1, 2000 and all 2007-18 Base Salary Matching Contributions shall be allocated to a Participant’s “Stock-Invested Matching Contribution Account” as of the last day of the payroll period to which they relate or, with respect to 2007-18 Base Salary Matching Contributions, the date the amount of such 2007-18 Base Salary Matching Contributions is determined in the next following calendar year. Collectively, amounts credited to a Participant’s Stock-Invested Matching Contribution Account and his or her Participant-Directed Matching Contribution Account, shall be referred to as his or her “Matching Contribution Account.”
(e)    Deferred Bonus Stock, Deferred PV Stock, and Deferred Incentive Shares will be allocated to a separate “Deferred Stock Account” and subject to the rules of Section 8(g)(ii).
(f)Discretionary Contributions shall generally be subject to the same rules applicable to a Participant’s Cash Deferral Account, unless specifically provided otherwise in the Participant’s Discretionary Contribution Agreement.
(g)NEC amounts shall be allocated to a separate “NEC Account,” as of the date the amount of such NEC is determined in the calendar year after the year to which such NEC relates, and such NEC Account shall generally be subject to the same rules applicable to a Cash Deferral Account, except to the extent provided with respect to vesting and distribution in Sections 7 and 8 hereof and except as otherwise provided by the Committee.
(h)Investment of Cash Deferral Account and Participant-Directed Matching Contribution Account.
(i)Each Participant shall direct the deemed investment of his or her Cash Deferral Account and Participant-Directed Matching Contribution Account among the investment funds offered under the Plan (“Investment Funds”) by complying with administrative procedures established by the Compensation Committee. A Participant’s election shall specify the whole percentage of his or her Cash Deferral Account and Participant-Directed Matching Contribution Account deemed to be invested in an Investment Fund. A Participant’s election shall remain in effect until a new election is made. A Participant may change an election of Investment Funds or transfer existing amounts invested in his or her Account(s) among Investment Funds by complying with the administrative procedures established by the Compensation Committee. The Compensation Committee shall establish procedures to review the investment elections made by a Participant and shall retain the authority to override any investment election if it determines, in its sole discretion, that such an override is in the Company’s best interests. In addition, any discretionary investments in or divestments of amounts deemed invested in Company Stock shall be subject to the Company’s Securities Trading Policy.
(ii)Investment Funds. The Company shall make available to each Participant literature summarizing the investment characteristics of each Investment Fund.
(iii)Valuation of Participant Accounts. Any increase or decrease in the fair market value of an Investment Fund shall be computed and credited to or deducted from the Cash Deferral Account or Participant-Directed Matching Contribution Account, as applicable, of all Participants who are deemed to have invested in the Investment Fund in accordance with policies and procedures established by the Compensation Committee.
(i)Investment of Stock-Invested Matching Contribution Account.
(i)The Stock-Invested Matching Contribution Account of each Participant shall be deemed to be invested in Common Stock. Except as set forth herein, a Participant shall not be able to direct or invest amounts in his or her Stock-Invested Matching Contribution Account. Notwithstanding the foregoing, effective January 1, 2008, a Participant who has been credited with three years of service, may direct the investment of his Stock-Invested Matching Contribution Account among the other Investment Funds offered under the Plan, and also may choose to re-invest any portion of their Stock-Invested Matching Contribution Account in Common Stock after previously investing it in the other available Investment Funds.
(ii)Any increase or decrease in the fair market value of the common stock of the Company shall be computed and credited to or deducted from the Stock-Invested Matching Contribution Accounts of all of the Participants who are invested in the common stock of the Company in accordance with policies and procedures established by the Compensation Committee.
(j)Investment of Deferred Stock Account.
(i)The Deferred Stock Account of each Participant shall be deemed to be invested in Common Stock. A Participant shall not have the ability to direct or invest amounts in his or her Deferred Stock Account.
(ii)Any increase or decrease in the fair market value of the common stock of the Company shall be computed and credited to or deducted from the Deferred Stock Accounts of all of the Participants who are invested in the common stock of the Company in accordance with policies and procedures established by the Compensation Committee.
(k)Indemnity. By electing to make contributions to this Plan, each Participant hereby recognizes and agrees that the Company and any other individual responsible for administering the Plan (including the Compensation Committee, its delegate or any trustee responsible for holding assets under the Plan) are in no way responsible for the investment performance of the Participant’s Accounts.
(l)Dividends on Company Stock. Any dividends paid on that portion of a Participant’s Account that is deemed invested in Company Stock shall be treated as earnings hereunder, and, shall, in the manner determined by the Committee be credited to a Participant’s Account and remain deemed invested in Company Stock and shall be distributed in Company Stock. With respect to Deferred PV Stock, such amount shall be credited with dividends at the target level in a manner similar to that provided under the terms of the LTIP.

7.    Vesting.
(a)    Cash Deferrals and 2007-18 Base Salary Matching Contributions. A Participant shall always be 100% vested in his or her Cash Deferral Account and 2007-18 Base Salary Matching Contributions made pursuant to Section 4(c).
(b)    Pre-2007 Base Salary Matching Contributions. A Participant shall be 40% vested in Pre-2007 Base Salary Matching Contributions made on his or her behalf under Section 4 after two years of employment with the Company or any of its subsidiaries (prior to such two-year period, no portion of the Pre-2007 Base Salary Matching Contributions shall be vested). A Participant’s vested interest in Pre-2007 Base Salary Matching Contributions will increase by 20% per year of employment, so that he or she is 100% vested after five years of employment with the Company or any of its subsidiaries. A “year of employment” will be credited to a Participant for each 12 month period, beginning on his or her date of hire by the Company or any of its subsidiaries (and each anniversary thereof), during which he or she is continuously employed by the Company or any of its subsidiaries, as determined in the Company’s sole discretion.
(c)    Bonus Stock and Deferred PV Stock. Any Bonus Stock deferred under Section 3(b) and any Deferred PV Stock deferred under Section 2(c) shall be immediately 100% vested.
(d)    Deferred Incentive Shares.
(i) Subject to Sections 7(d)(ii) through 7(d)(v), all Incentive Shares credited to a Participant’s Account will vest on the fourth anniversary of the date that the Bonus Stock with respect to which such Incentive Share relates (“Underlying Stock”) was granted to a Participant.
(ii) If a Participant receives a distribution with respect to any share of Underlying Stock prior to the fourth anniversary of the grant date of the Underlying Stock, the Incentive Shares that relates to such Underlying Stock will be immediately forfeited by such Participant.
(iii) If a participant sells, assigns, exchanges, pledges, hypothecates or otherwise encumbers any of the Underlying Stock, the Incentive Shares that relate to such Underlying Stock will be immediately forfeited by such Participant.
(iv)If, as determined by the Committee in its sole and absolute discretion, a Participant terminates employment with the Company due to death, disability or retirement under a qualified pension plan maintained by the Company (collectively referred to as a “Qualified Termination”), then the following percentage of Incentive Shares shall vest and all unvested shares shall be immediately forfeited:
(A) 25% if at least one but less than two years has elapsed since the grant date of the Underlying Stock.
(B)50% if at least two but less than three years has elapsed since the grant date of the Underlying Stock.
(C)75% if at least three but less than four years has elapsed since the grant date of the Underlying Stock.
(v) If, as determined by the Committee in its sole and absolute discretion, a Participant’s service with the Company terminates for any reason other than a Qualified Termination, all unvested Incentive Shares shall immediately be forfeited.
(e)    Discretionary Contributions shall be 100% vested at the time contributed, unless provided otherwise in the Participant’s Discretionary Contribution Agreement.
(f)    An Eligible Employee shall be 100% vested in his or her NEC Account only after three years of employment with the Company or any of its subsidiaries (and, prior to the end of such three-year period, no interest in such NEC Account or any NEC amounts shall be vested). A “year of employment” will be credited in the manner described in Section 7(b).
(g)    Change in Control.
(i)    Notwithstanding anything in this Plan to the contrary, a Participant shall immediately be 100% vested in matching contributions made pursuant to Section 4 after a Change in Control, as defined below.
(ii)    A “Change in Control” shall mean a change in control of a nature that would be required to be reported in response to Item 1 of the Current Report on Form 9-K as in effect on April 28,1998, pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Act”), provided that, without limitation, a Change in Control shall be deemed to have occurred if:
(A)any “Person” (as such term is used in sections 13(d) and 14(d) of the Act), other than:
(1)the Company,
(2)any Person who on the date hereof is a director or Participant of the Company, or
(3)a trustee or fiduciary holding securities under an employee benefit plan of the Company,
(B)is or becomes the “beneficial owner,” (as defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities; or
(C)during any period of two consecutive years during the term of this Plan, individuals who at the beginning of such period constitute the board of directors of the Company (the “Board”) cease for any reason to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of such period has been approved in advance by directors representing at least two-thirds of the directors then in office who were directors at the beginning of the period; or
(D)the shareholders of the Company approve:
(1)a plan of complete liquidation of the Company; or
(2)an agreement for the sale or disposition of all or substantially all of the Company’s assets; or
(3) a merger, consolidation, or reorganization of the Company with or involving any other corporation, other than a merger, consolidation, or reorganization that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), at least fifty percent (50%) of the combined voting power of the voting securities of the Company (or the surviving entity, or an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) outstanding immediately after such merger, consolidation, or reorganization.
8.    Distribution of Deferred Compensation.
(a)    Distributions of Certain Amounts Following Fifth Anniversary. For allocations to a Participant’s Cash Deferral Account and the vested portion of a Participant’s Deferred Stock Account only,

during each calendar year, unless a Participant elects otherwise in accordance with Section 8(b), the amount contributed to each Account for each plan year plus any earnings and losses, shall be distributed on the first to occur of:
(i)    The first normal payroll date on or after the January 15 that occurs following the fifth anniversary of the end of year such amounts would have been paid to the Participant absent his or her deferral hereunder; or,
(ii)    The first normal payroll date on or after the date which is six months following the Participant’s termination of employment.
(b)    Election to Receive Certain Amounts at a Different Time. Notwithstanding Section 8(a), a Participant may elect in writing and only to the extent described in this Section 8(b) to have amounts that would be distributed in accordance with Section 8(a) distributed at a different time.
(i)    With respect to amounts described in Section 8(a) that were earned and vested on or before December 31, 2004 (“Grandfathered Amounts”), the election must be made in writing by December 31 of the year which is two years’ prior to the date the Grandfathered Amounts would otherwise be distributed under the Plan. A Participant may elect to receive his or her Grandfathered Amounts on either: (A) a subsequent date that is at least 24 months later than the date the amounts would otherwise be distributed hereunder, or (B) termination of employment. A Participant is permitted to make subsequent deferrals under this Section 8(b)(i) provided that such subsequent elections satisfy the requirements in the previous sentence. Notwithstanding any election under this Section 8(b), Grandfathered Amounts will be distributed by the end of the month following the Participant’s termination of employment if it occurs earlier.
(ii)    With respect to amounts described in Section 8(a) that were earned and vested on or after January 1, 2005 (“Non-Grandfathered Amounts”), the election must be made in writing by the later of (A) the date his or her election becomes irrevocable as described in Section 3, or (B) December 31, 2008. A Participant may elect to receive his or her Non-Grandfathered Amounts on either: (A) a subsequent date that is at least 24 months later than the date the amounts would otherwise be distributed hereunder, or (B) termination of employment. A Participant is not permitted to make subsequent deferrals under this Section 8(b)(ii). Notwithstanding any election under this Section 8(b)(ii), Non-Grandfathered Amounts will be distributed on the date that is six months following the Participant’s termination of employment if it occurs earlier.
(c)    Distributions of Matching Contributions and NEC. Allocations of Grandfathered and Non-Grandfathered Amounts to a Participant’s Participant-Directed Matching Contribution Account and Stock-Invested Matching Contribution Account, and of any NEC amounts to a NEC Account, are distributable only following the termination of a Participant’s employment with the Company and all of its subsidiaries for any reason, including retirement or death. Distributions of Grandfathered Amounts shall be made by the end of the month following the month of the Participant’s termination of employment, and distributions of Non-Grandfathered Amounts, including NEC amounts, shall be made on the date that is six months following the Participant’s termination of employment.
(d)    Distributions in the Event of an Unforeseeable Emergency. Notwithstanding anything herein to the contrary, a Participant may elect to receive a distribution from his Cash Deferral Account and the vested portion of a Participant’s Deferred Stock Account in the event of an Unforeseeable Emergency. An Unforeseeable Emergency shall be defined in accordance with Section 409A(a)(2)(B)(ii) of the Code. The distributed amount may not exceed the amount necessary to eliminate the Unforeseeable Emergency plus pay any applicable taxes. To apply for an Unforeseeable Emergency distribution, a Participant must submit a written application to the Compensation Committee or its delegate indicating (A) the nature of the Unforeseeable Emergency, (B) the amount the Participant needs to alleviate the Unforeseeable Emergency, and (C) the Account from which a distribution, if approved, shall be made. The determination of whether an Unforeseeable Emergency exists shall be made in accordance with the claims procedures in Section 13. Amounts allocated to a Participant’s Participant-Directed Matching Contribution Account, Stock-Invested Matching Contribution Account and the unvested portion of a Participant’s Deferred Stock Account shall not be available for distribution under this Section 8(d).

(e)    Valuing Accounts for Distributions. The value of each of the Accounts of a Participant shall be determined as of the effective date of a distribution from the Plan (the “Valuation Date”). The value of the Accounts will be adjusted on the Valuation Date to reflect earnings, losses, dividends, stock splits, and previous withdrawals. The relevant portion of each of the Accounts, as applicable, shall then be distributed in accordance with this Section 8.
(f)    Method of Distribution.
(i)    Subject to Sections 8(g) and 9, and unless elected otherwise under Section 8(f)(ii), all distributions from the Plan shall be made in a cash lump sum.
(ii)    For amounts payable upon termination of employment pursuant to any other sub-section of this Section 8, a Participant may elect to receive the distribution in five substantially equal annual installments in accordance with this Section 8(f)(ii).
(A)    With respect to Grandfathered Amounts, such election must be made by December 31 of the year before the year of a Participant’s termination of employment. This election shall continue in effect until changed by the Participant, provided that any such change shall be effective only if the Participant submits appropriate instructions, in accordance with administrative procedures established by the Company, on or before December 31 of the year prior to the year in which the Participant becomes entitled to a distribution.
(B)    With respect to Non-Grandfathered Amounts, such election must be made by the later of (i) the date the Participant makes his or her first deferral election under the Plan, or (ii) December 31, 2008; provided, however, that any such election that applies to NEC amounts with respect to a Participant who has not otherwise made a deferral election under the Plan (if any) must be made no later than the end of the calendar year prior to the year in which such NEC amounts first apply with respect to a Participant or such other time as the Committee may designate in a manner consistent with Code Section 409A. This election is irrevocable.
(C)    If installment distributions are elected, the first installment shall be paid on or as soon as practicable following the January 15 immediately following the Participant’s termination from employment, and the others on or as soon as practicable following January 15 of the second, third, fourth and fifth years following such termination. Notwithstanding the foregoing, for any employee who is a specified employee within the meaning of Treas. Reg. § 1.409A-1(i) the first distribution shall be delayed until the first normal payroll date following the date that is six months after such Participant’s termination of employment to the extent required by applicable law. The Participant shall continue to direct the investment of any amount remaining in his or her Cash Deferral Account and Participant-Directed Matching Contribution Account and the second to fifth installments shall be adjusted to take into account any earnings, losses, stock splits or dividends.
(g)    Form of Distributions. Regardless of the method of distribution required or elected under Section 8(f):
(i)    Distributions from a Participant’s Cash Deferral Account, and either Matching Contribution Account shall be made in cash, unless elected otherwise under Section 8(g)(iii).
(ii)    Distributions of Bonus Stock and amounts allocated to a Participant’s Deferred Stock Account must be made in the form of whole shares of Common Stock in accordance with this Section. No partial shares of Common Stock shall be distributed, and cash equal to the fair market value of such fractional Common Stock shall be distributed in lieu thereof.
(iii)    A Participant may elect to receive all or a portion of his or her distribution from his or her Base Salary Deferral Account or either Matching Contribution Account in Common Stock; provided that such election to receive Common Stock in lieu of cash shall be effective only if the Participant submits appropriate instructions, in accordance with administrative procedures established by the Company, on or before December 31 of the year prior to the year in which the Participant becomes entitled to a distribution.
(iv)    Any Common Stock distributable from this Plan in accordance with this Section 8(g) shall be made under and pursuant to the applicable Omnibus Plan(s) or any successor plan(s) thereto as determined by the Compensation Committee.
(h)    Discretionary Contributions. Discretionary Contributions shall be distributed in the time and manner set forth in such Participant’s Discretionary Contribution Agreement. Any elections as to the time and manner of distribution shall comply with Section 409A and this Section 8. If amounts are payable due to termination of employment, the first election for amounts to be distributed upon termination shall apply.
(i)    Treatment of Unvested Portion of Participant’s Account. Incentive Shares that are not vested at the time a Participant terminates employment shall be forfeited and may be used by the Company as determined in its sole discretion.
(j)    Small-Benefit Cash Out. To the extent permitted by Section 409A of the Code, notwithstanding any other provision of this Plan to the contrary, if a Participant’s entire Account (plus any amounts that would be aggregated with the Account under Code Section 409A) is less than the amount specified in Section 402(g)(1)(B) of the Code when such Participant terminates employment, his or her entire Account will be paid in a single, cash lump sum six months following termination of employment.
9.    Transfers of Certain Amounts to the 401(k) Plan. With respect to any Participant who is eligible for the 401(k) Plan,
(a)    The Company shall distribute from such Participant’s Base Salary deferred hereunder (but not Cash Bonuses), the maximum pre-tax amount that may be contributed to the 401(k) Plan by such Participant for such deferral year, and shall contribute such amount to the 401(k) Plan on behalf of such Participant in accordance with the limitations imposed by the Code. Such amount shall not include any earnings on the Base Salary Deferrals, but shall be adjusted for any losses.
(b)    The Company shall contribute, from such Participant’s 2007-18 Base Salary Matching Contributions an amount equal to the maximum amount such Participant could have been credited with matching contributions under the 401(k) Plan. Such amount shall not include any earnings on the Base Salary Deferrals, but shall be adjusted for any losses.
(c)    The Company shall contribute both such amounts to the 401(k) Plan as soon as practicable after the calendar year to which the election relates, but not later than March 15 of the following calendar year.
10.    Distributions on Death; Designation of Beneficiary. Notwithstanding anything in the Plan to the contrary, if a Participant dies prior to receiving the entire balance of his or her Accounts, any balance remaining in his or her Accounts shall be paid in a cash lump sum only to the Participant’s designated beneficiary as soon as practicable after such Participant’s death, or if the Participant has not designated a beneficiary in writing to the Compensation Committee or its delegate, to such Participant’s estate. Any designation of beneficiary may be revoked or modified at any time by the Participant or his or her authorized designee.
11.    Unsecured Obligation of the Company. The Company’s obligations to establish and maintain Accounts for each Participant and to make payments of deferred compensation to him or her under this Plan shall be the general unsecured obligations of the Company. The Company shall be under no obligation to establish any separate fund, purchase any annuity contract, or in any other way make special provision or specifically earmark any funds for the payment of any amounts called for under this Plan, nor shall this Plan or any actions taken under or pursuant to this Plan be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, his or her designated beneficiary, executors or administrators, or any other person or entity. If the Company chooses to establish such a fund or purchase such an annuity contract or make any other arrangement to provide for the payment of any amounts called for under this Plan, such fund contract or arrangement shall remain part of the general assets of the Company, and no person claiming benefits under this Plan shall have any right, title, or interest in or to any such fund, contract or arrangement.
12.    Administration. The Plan will be administered by the Compensation Committee or its delegate.
(a)    The Compensation Committee shall be the named fiduciary for purposes of the claims procedure pursuant to Section 13 and shall have authority to act to the full extent of its absolute discretion to:
(i)    interpret the Plan;
(ii)    resolve and determine all disputes or questions arising under the Plan subject to the provisions of Section 12, including the power to determine the rights of Participants and their beneficiaries (designated under Section 10), and their respective benefits, and to remedy any ambiguities, inconsistencies or omissions in the Plan;
(iii)    create and revise rules and procedures for the administration of the Plan and prescribe such forms as may be required for Participants to make elections under, and otherwise participate in, the Plan; and
(iv)    take any other actions and make any other determinations as it may deem necessary and proper for the administration of the Plan.
(b)    Any expenses incurred in the administration of the Plan will be paid by the Company or the Employer.
(c)    Except as the Compensation Committee may otherwise determine (and subject to the claims procedure set forth in Section 13), all decisions and determinations by the Compensation Committee shall be final and binding upon all Participants and their designated beneficiaries.
(d)    No member of the Compensation Committee or its delegate shall participate in any matter involving any questions relating solely to his or her own participation or benefits under the Plan. The Compensation Committee shall be entitled to rely conclusively upon, and shall be fully protected in any action or omission taken by it in good faith reliance upon the advice or opinion of any persons, firms or agents retained by it, including but not limited to accountants, actuaries, counsel and other specialists. Nothing in this Plan shall preclude the Company from indemnifying the Compensation Committee or its delegate for all actions under this Plan, or from purchasing liability insurance to protect such persons with respect to the Plan.
(e)    With respect to Company Stock, in the event of any (a) stock split, reverse stock split, or stock dividend, or (b) extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off, split-up or other similar change in corporate structure or capitalization or similar event, the number and kinds of shares payable hereunder shall be adjusted by the Company. The determinations and adjustments made by the Committee under this Section shall be conclusive.
(f)    The Compensation Committee shall have the full authority to delegate all of its responsibilities (other than fiduciary monitoring obligations) to a person or persons of its choosing. The delegate shall have all the powers that the Compensation Committee deems necessary for the efficient administration of the Plan.
13.    Claims Procedure. The Company shall administer a claims procedure as follows:
(a)    Initial Claim. A Participant or his or her beneficiary who believes that he or she is entitled to benefits under the Plan (the “Claimant”), or the Claimant’s authorized representative acting on behalf of such Claimant, must make a claim for those benefits by submitting a written notification of his or her claim of right to such benefits. Such notification must be on the form and in accordance with the procedures established by the Company. No benefit shall be paid under the Plan until a proper claim for benefits has been submitted.

(b)    Procedure for Review. The Compensation Committee shall establish administrative processes and safeguards to ensure that all claims for benefits are reviewed in accordance with the Plan document and that, where appropriate, Plan provisions have been applied consistently to similarly situated Claimants. Any notification to a Claimant required hereunder may be provided in writing or by electronic media, provided that any electronic notification shall comply with the applicable standards imposed under 29 C.F.R. §2520.104b‑1(c).
(c)    Claim Denial Procedure. If a claim is wholly or partially denied, the Compensation Committee shall notify the Claimant within a reasonable period of time, but not later than 90 days after receipt of the claim, unless the Compensation Committee determines that special circumstances require an extension of time for processing the claim. If the Compensation Committee determines that an extension of time for processing is required, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial 90-day period. In no event shall such extension exceed a period of 180 days from receipt of the claim. The extension notice shall indicate: (i) the special circumstances necessitating the extension and (ii) the date by which the Compensation Committee expects to render a benefit determination. A benefit denial notice shall be written in a manner calculated to be understood by the Claimant and shall set forth: (i) the specific reason or reasons for the denial, (ii) the specific reference to the Plan provisions on which the denial is based, (iii) a description of any additional material or information necessary for the Claimant to perfect the claim, with reasons therefor, and (iv) the procedure for reviewing the denial of the claim and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring a legal action under section 502(a) of Employee Retirement Income Security Act of 1974, as amended (“ERISA”) following an adverse benefit determination on review.
(d)    Appeal Procedure. In the case of an adverse benefit determination, the Claimant or his or her representative shall have the opportunity to appeal to the Compensation Committee for review thereof by requesting such review in writing to the Board within 60 days of receipt of notification of the denial. Failure to submit a proper application for appeal within such 60 day period will cause such claim to be permanently denied. The Claimant or his or her representative shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim. A document, record or other information shall be deemed “relevant” to a claim in accordance with 29 C.F.R. §2560.503-1(m)(8). The Claimant or his or her representative shall also be provided the opportunity to submit written comments, documents, records and other information relating to the claim for benefits. The Board shall review the appeal taking into account all comments, documents, records and other information submitted by the Claimant or his or her representative relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.
(e)    Decision on Appeal. The Board shall notify a Claimant of its decision on appeal within a reasonable period of time, but not later than 60 days after receipt of the Claimant’s request for review, unless the Compensation Committee determines that special circumstances require an extension of time for processing the appeal. If the Compensation Committee determines that an extension of time for processing is required, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial 60-day period. In no event shall such extension exceed a period of 60 days from the end of the initial period. The extension notice shall indicate: (i) the special circumstances necessitating the extension and (ii) the date by which the Compensation Committee expects to render a benefit determination. An adverse benefit decision on appeal shall be written in a manner calculated to be understood by the Claimant and shall set forth: (i) the specific reason or reasons for the adverse determination, (ii) the specific reference to the Plan provisions on which the denial is based, (iii) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records, and other information relevant to the Claimant’s claim (the relevance of a document, record or other information will be determined in accordance with 29 C.F.R. §2560‑1(m)(8)) and (iv) a statement of the Claimant’s right to bring a legal action under section 502(a) of ERISA.
(f)    Litigation. In order to operate and administer the claims procedure in a timely and efficient manner, any Claimant whose appeal with respect to a claim for benefits has been denied, and who wants to commence a legal action with respect to such claim, must commence such action in a court of competent jurisdiction within 90 days of receipt of notification of such denial. Failure to file such action by the prescribed time will forever bar the commencement of such action.

(g)    Disputes; Enforcement of Rights. All reasonable legal and other fees and expenses incurred by the Claimant in connection with any disputed claim regarding any right or benefit provided for in this Plan shall be paid by the Company, to the extent permitted by law, provided that the Claimant prevails on the merits of his or her claim in material part as the result of litigation, arbitration or settlement.
14.    Delay. Notwithstanding anything in the Plan to the contrary, to the extent permitted by Section 409A of the Code, distributions to Participants shall be delayed if (a) the ability of the Company to remain a going concern is jeopardized, (b) it is necessary to comply with applicable law, or (c) prior to a Change in Control only, to the extent necessary to ensure deduction under Section 162(m) of the Code.
15.    Acceleration to Pay Employment Taxes. To the extent permitted by Section 409A of the Code, distributions under the Plan may be accelerated to the extent required to pay employment taxes, as permitted by the Compensation Committee.
16.    Top Hat and Non-Qualified Status. This Plan is intended to be a top-hat plan within the meaning of ERISA. The Plan is an unfunded plan for purposes of ERISA and the Code and is not qualified under section 401(a) of the Code.
17.    Withholding of Taxes. The rights of a Participant (and his or her beneficiaries) to payments under this Plan shall be subject to the Company’s obligations at any time to withhold from such payments any income or other tax on such payments.
18.    Assignability. No portion of a Participant’s Account(s) may be assigned or transferred in any manner, nor shall any of the Accounts be subject to anticipation, voluntary alienation or involuntary alienation.
19.    Amendments and Termination. This Plan may be amended by the Compensation Committee of the Board. This Plan may be terminated at any time by the Board. No amendment or termination may adversely affect a Participant’s Accounts existing on the date such amendment or termination is made, nor any election previously made under the Plan as to deferrals for the calendar year in which the amendment or termination occurs.
20.    Effective Date; Section 409A. The Plan was originally effective with respect to a Participant’s Bonus Stock or Cash Compensation earned after August 30, 1994. This restatement is effective with respect to a Participant’s deferrals made on or after December 1, 2018. The Plan is intended to satisfy Code Section 409A and all of the official guidance promulgated thereunder. To the extent a provision in the Plan is inconsistent with Code Section 409A, such provisions shall be deemed amended to comply with Code Section 409A, to avoid the application of the penalty tax and interest provided thereunder.
* * *
To record the adoption of the amendment and restatement of the West Pharmaceutical Services, Inc. Non-Qualified Deferred Compensation Plan for Designated Employees, West Pharmaceutical Services, Inc. has caused its authorized officer to execute this Plan document on this 11th day of December 2018.

WEST PHARMACEUTICAL SERVICES, INC.

By:     /s/ Annette F. Favorite
Annette F. Favorite
Senior Vice President & Chief Human Resources Officer